SouthWest Water Company Receives
Three CWEA Section Awards

LOS ANGELES, March 1, 2010 – SouthWest Water Company (Nasdaq:SWWC) today announced that their California contract operations team was recognized with three awards from the Northern Sacramento Valley Section of the California Water Environmental Association (CWEA). The wastewater treatment plant the company operates for the City of Willows was named 2009 Plant of the Year and operator John Dobson was named the 2009 Operator of the Year. SouthWest Water’s Assistant Facility Manager Robert Boone at the City of Corning wastewater facility was also recognized by the same chapter with the 2009 Outstanding Service Award.

City of Willows Public Works Director Greg Tyhurst, commenting on the two awards their community was recognized for, stated “Congratulations to the team at our plant on these awards! They are well deserved and recognize the high standard of operation excellence that exists at SouthWest Water Company. We thank them for a professional service to our community.”

The tertiary, conventional activated sludge wastewater treatment plant in the City of Willows serves a community of about 6,200 residents. The awards recognize the diligence of the SouthWest Water staff (Dobson as well as Skyler Lipski, Brian Davis and Reilly Hendrix) in ensuring adequate information was submitted to process a permit revision for the new plant and trouble-shooting construction design issues to ensure it meets discharge requirements. In mid-March, SouthWest Water looks forward to presenting the awards to the Willows City Council for display.

The Outstanding Service Award recognizes individuals who made significant contributions to their industry and the CWEA. The 2009 award winner, Boone, is a certified wastewater operator and assistant facility manager of the City of Corning wastewater plant, and oversees the plant’s operation, laboratory work, maintenance, record keeping and regulatory compliance reporting to the State Water Board.

“Robert truly deserves this recognition,” said City of Corning’s Director of Public Works John Brewer. “We thank him for the nearly two decades of noteworthy service to our city.”

About CWEA

CWEA is dedicated to enhancing the education and effectiveness of California’s wastewater professionals and to being the premier wastewater industry association in California.

About SouthWest Water

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s Web site: www.swwc.com.

For Further Information:

CONTACT: DeLise Keim

                VP Corporate Communications

               213.929.1846

SouthWest Water Company

624 S. Grand Ave., Suite 2900

Los Angeles, CA 90017

www.swwc.com

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